Exhibit 99.1

MYOS CORPORATION CLOSES $4.735 MILLION PRIVATE PLACEMENT

CEDAR KNOLLS, NJ –  January 28, 2014 -- MYOS Corporation (OTCBB:  MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve human muscle health and performance (the “Company”), today announced that it has closed a $4.735 million private equity financing with various accredited investors.

“This financing will enable the Company to accelerate execution of its business plan and continue to build the operating infrastructure needed to maximize the early traction we are generating with our lead product. In addition to focusing on market expansion and revenue growth of our consumer brands, we plan to conduct further clinical studies of MYO-T12® as well as enter additional therapeutic areas,” said Carl Defreitas, Chief Financial Officer. “This financing will help support our continued investment in research and development to identify meaningful therapeutic solutions for the treatment of muscle loss associated with aging and other chronic illnesses.”

Mr. Peter Levy, President and Chief Operating Officer added, “I believe MYOS is unique as an early, developmental stage biotherapeutics and bionutrition business because our commercial performance in the sports nutrition market validates the importance of muscle as a therapeutic target for the much broader markets of age and disease associated sarcopenia.”

Investors in the private placement acquired approximately 31,566,677 units of the Company’s securities at $0.15 per unit for aggregate gross proceeds of $4.735 million, which includes (i) 31,566,677 shares of the Company’s common stock, (ii) 15,783,347 Series A warrants to purchase shares of common stock at an exercise price of $0.30 per share and (iii) 7,891,677 Series B warrants to purchase shares of common stock at an exercise price of $0.90 per share. The Company intends to use the net proceeds from the private placement primarily for working capital, research and development, strategic initiatives and other general corporate purposes.

Additional details about the private placement and the securities issued in the private placement will be included in the Form 8-K to be filed by MYOS with the Securities and Exchange Commission and available under “Investor Relations—SEC Filings” at www.myoscorp.com.

Brean Capital, LLC served as the Company’s sole placement agent in the private placement.

The securities issued by the Company in this private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or an applicable exemption from registration requirements.  The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement (including the shares underlying the warrants) within 90 days of the closing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About MYOS Corporation
MYOS is a developmental stage company focused on the discovery, development and commercialization of products that improve human muscle health and performance. MYOS is the owner of MYO-T12®, the first clinically proven natural myostatin inhibitor. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved  energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass. For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

The Company's first commercial product MYO-XTM, powered by MYO-T12®, is distributed by Maximum Human Performance (MHP) and is currently available on popular e-tailer websites including www.mhpstrong.com, www.bodybuilding.com and in specialty retailers including GNC and Vitamin Shoppe and others.   MYOS believes that MYO-X, as well as future products it envisions, will redefine existing standards for muscle health.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12® and its effects on myostatin inhibition, including research and development activities described herein, product and customer demand, the continued growth of repeat purchases, market acceptance of our products, the ability to create new products through research and development, the continued growth in revenue, the ability to generate the forecasted revenue stream and cash flow from sales of MYO-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Contact
Jenene Thomas
Investor Relations and Corporate Communications
(973)509-0444
jthomas@myoscorp.com

Source:  MYOS Corporation

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